Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Announces Operating Results for Fourth Quarter and Full Year 2016

New York, February 27, 2017 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of single tenant net lease commercial properties in the U.S. and Western Europe, announced today its financial and operating results for the quarter and full year ended December 31, 2016.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
(in thousands, except per share data)
Revenue	$52,773	$56,043	$214,174	$205,332

Net income (loss) attributable to stockholders	$15,946	$12,312	$47,140	$(2,065)

NAREIT defined FFO attributable to stockholders	$28,847	$35,977	$129,085	$87,431
NAREIT defined FFO per common share	$0.17	$0.21	$0.76	$0.50

Core FFO attributable to stockholders	$36,202	$32,856	$138,798	$126,479

AFFO attributable to stockholders	$29,272	$28,115	$127,061	$114,090

2016 Highlights

•	Net Income attributable to stockholders increased by $49.2 million

•	Net Operating Income (“NOI”) increased by 4.3%

•	NAREIT defined Funds from Operations (“FFO”) increased by 47.6%

•	Core Funds from Operations (“Core-FFO”) increased by 9.7%

•	Adjusted Funds from Operations (“AFFO”) increased by 11%

•	Weighted Average Shares Outstanding for 2016 was 170,161,344

•	100% Occupancy and 9.8 years remaining weighted average lease term at year-end

•	Interest coverage ratio of 4.9 times at year end

•	Closed merger with American Realty Capital Global Trust II, Inc. (“Global II”), increasing GNL to $3.0 billion in total capitalization, increasing the size of GNL’s portfolio, and further diversifying geographic, industry, and tenant mix, further enhancing the quality of GNL’s portfolio and position as a premier global net lease REIT

•	GNL Stock added to the Russell 2000® and Russell 3000® indexes

•	Secured major institutional research analyst coverage

•	Completed shelf registration and put in place a $175 million at-the-market (“ATM”) offering, providing the Company with tools for future growth

•	Executed the first of two available one-year extensions on $740 million credit facility and substantially paid down outstanding mezzanine facility

•	As of February 17, 2017, completed Asset Recycling Program including dispositions of 35 properties for a sales price of $123.4 million at an average cash cap rate of 6.79%

Select Fourth Quarter Highlights

•	Net Income attributable to stockholders increased by 29.5% year-over-year

•	Net Operating Income (“NOI”) decreased by 3.1% year-over-year

•	NAREIT defined Funds from Operations (“FFO”) decreased by 19.8% year-over-year

•	Core Funds from Operations (“Core-FFO”) increased by 10.1% year-over-year

•	Adjusted Funds from Operations (“AFFO”) increased by 4.1% year-over-year

•	Weighted Average Shares Outstanding as of December 31, 2016 was 173,343,587

Scott Bowman, Chief Executive Officer and President of GNL, commented, “2016 was a transformational year for GNL as we continued our efforts to position GNL as a leading single tenant net lease REIT. We are pleased to have closed on the strategically important acquisition of Global II, further diversifying and enhancing GNL’s best-in-class portfolio. We have continued to execute pragmatically against our stated objectives throughout 2016, and our operating results reflect GNL’s positive momentum.”

Property Portfolio

The Company’s resulting year-end portfolio, following the close of its acquisition of Global II, and reflecting the assets sold as of year-end through the asset recycling program, consisted of 310 net lease properties located in 7 countries and comprised 22 million total square feet leased to 95 tenants across 36 industries. The real estate portfolio metrics include:

•	100% Occupancy
•	Weighted average remaining lease term of 9.8 years
•	90.9% of portfolio annualized straight line rent with contractual rent increases
•	72.3% of portfolio annualized straight line rent derived from investment grade rated or implied investment grade rated tenants
•	51% U.S. and 49% Europe (based on annualized straight line rent)
•	59.7% Office, 30.4% Industrial / Distribution and 9.9% Retail (based on an annualized straight line rent and on foreign currency exchange rates as of December 31, 2016)

“The completion of the Global II acquisition, married with our asset recycling program, has allowed us to grow while fine-tuning GNL’s best-in-class single tenant net lease portfolio. We are proud of the high quality portfolio that maintains 100% occupancy, leased to 72% investment grade or implied investment grade tenants on leases with an average remaining duration of approximately 10 years. We have a great foundation for future growth at GNL.” said Mr. Bowman.

Capital Structure and Liquidity Resources

As of December 31, 2016, the Company had $69.8 million of cash and cash equivalents and $113.0 million available under its revolving credit facility based on foreign exchange rates as of December 31, 2016. The Company’s net debt to enterprise value was 46.6% with an enterprise value of $2.9 billion based on the December 30, 2016 closing share price of $7.83, and total combined net debt of $1.4 billion at year-end, including $749.9 million of outstanding mortgage debt.

As of December 31, 2016, the Company’s total combined debt had a weighted average interest rate cost of 2.8%, consisting of approximately 81% fixed rate1 and 19% floating rate debt, resulting in an interest coverage ratio2 of 4.9 times.

“With our solid post-merger balance sheet, Global Net Lease is well positioned to deliver long-term shareholder growth. Our ability to invest opportunistically in the US and Europe continues to provide compelling spreads between acquisition cap rates and our multi-currency cost of debt, which we believe will continue to drive best-in-class interest coverage.” said Nicholas Radesca, Chief Financial Officer of GNL.

Conference Call

GNL will host a conference call on February 27, 2017 at 11:00 a.m. ET to discuss its financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

To listen to the live call, please go to GNL's “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

1 Inclusive of floating rate debt with in place rate hedges allowing debt to effectively act as fixed.

2 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense) as of the quarter ended December 31, 2016.

Conference Call Details

Live Call

Dial-In (Toll Free): 1-888-317-6003

International Dial In (Toll Free): 1-412-317-6061

Canada Dial In (Toll Free): 1-866-284-3684

Participant Elite Entry Number: 6184640

Conference Replay*

Domestic Dial In (Toll Free): 1-877-344-7529

International Dial In (Toll Free): 1-412-317-0088

Canada Dial In (Toll Free): 1-855-669-9658

Conference Number: 10101329

*Available one hour after the end of the conference call through May 27, 2017.

(Participants will be required to state their name and company upon entering call.)

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring and managing a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical, income producing, net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including but not limited to, the company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the company, including regarding future dividends and market valuations, other statements that are not historical facts, those set forth in the Risk Factors section of GNL’s most recent annual report on Form 10-K filed for the year ended December 31, 2016 with the SEC on February 27, 2017, and in future filings with the SEC. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or reverse any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events on changes to future operating results, unless required to do so by law.

Copies of the documents filed by GNL with the SEC are also available free of charge on GNL’s website at www.globalnetlease.com.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484-342-3600)	Matthew Furbish Vice President Investor Relations mfurbish@globalnetlease.com (212-415-6500)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@globalnetlease.com (212-415-6500)

Global Net Lease, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets	(Unaudited)
Real estate investments, at cost:
Land	$376,704	$341,911
Buildings, fixtures and improvements	1,967,930	1,685,919
Construction in progress	-	180
Acquired intangible lease assets	587,061	518,294
Total real estate investments, at cost	2,931,695	2,546,304
Less accumulated depreciation and amortization	(216,055)	(133,329)
Total real estate investments, net	2,715,640	2,412,975
Cash and cash equivalents	69,831	69,938
Restricted cash	7,497	3,319
Derivatives, at fair value	28,700	5,812
Unbilled straight-line rent	30,459	23,048
Prepaid expenses and other assets	17,577	15,345
Related party notes receivable acquired in Merger	5,138	-
Due from related parties	16	136
Deferred tax assets	1,586	2,552
Goodwill and other intangible assets, net	13,931	2,988
Deferred financing costs, net	1,092	4,409
Total Assets	$2,891,467	$2,540,522

Liabilities and Equity
Mortgage notes payable, net of deferred financing costs ($5,103 and $7,446 for December 31, 2016 and 2015, respectively)	$749,884	$524,262
Mortgage (discount) premium, net	(2,503)	676
Credit facility	616,614	717,286
Mezzanine facility	55,400	-
Mezzanine discount, net	(17)	-
Acquired intangible lease liabilities, net	33,041	27,978
Derivatives, at fair value	15,457	6,028
Due to related parties	2,162	399
Accounts payable and accrued expenses	22,861	18,659
Prepaid rent	18,429	15,491
Deferred tax liability	15,065	4,016
Taxes payable	9,059	5,201
Dividends payable	34	407
Total liabilities	1,535,486	1,320,403

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding	-	-
Common stock, $0.01 par value, 300,000,000 shares authorized, 198,775,675 and 168,936,633 shares issued and outstanding as of December 31, 2016 and 2015, respectively	1,990	1,692
Additional paid-in capital	1,708,541	1,480,162
Accumulated other comprehensive loss	(16,689)	(3,649)
Accumulated deficit	(346,058)	(272,812)
Total stockholders' equity	1,347,784	1,205,393
Non-controlling interest	8,197	14,726
Total equity	1,355,981	1,220,119
Total liabilities and equity	$2,891,467	$2,540,522

Global Net Lease, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Rental income	$50,046	$50,756	$52,118	$204,049	$194,620
Operating expense reimbursements	2,727	2,495	3,925	10,125	10,712
Total revenues	52,773	53,251	56,043	214,174	205,332

Expenses:
Property operating	5,648	4,201	7,389	19,038	18,180
Operating fees to related parties	5,113	4,862	4,956	19,751	15,167
Acquisition and transaction related	7,415	2,479	76	9,792	6,053
Listing fees	-	-	150	-	18,653
Vesting of Class B Units	-	-	-	-	14,480
Change in fair value of listing note	-	-	(3,380)	-	-
General and administrative	1,810	1,714	1,537	7,108	7,175
Equity based compensation	1,341	1,293	(90)	3,748	2,345
Depreciation and amortization	23,405	23,482	23,918	94,455	90,070
Total expenses	44,732	38,031	34,556	153,892	172,123
Operating income	8,041	15,220	21,487	60,282	33,209

Other income (expense):
Interest expense	(9,004)	(8,914)	(10,065)	(39,121)	(34,864)
Income from investments	-	-	-	-	15
Realized losses on investments securities	-	-	-	-	(66)
Gains on dispositions of real estate investments	12,021	1,320	-	13,341	-
Gains on derivative instruments	3,512	375	1,150	7,368	3,935
Unrealized gains on undesignated foreign currency advances and other hedge ineffectivenes	4,496	1,459	2,679	10,109	5,124
Unrealized losses on non-functional foreign currency advances not designated as net investment hedges	-	-	(623)	-	(3,558)
Other (expense) income	(1)	4	64	20	79
Total other expense, net	11,024	(5,756)	(6,795)	(8,283)	(29,335)
Net income before income taxes	19,065	9,464	14,692	51,999	3,874
Income taxes expense	(2,994)	(448)	(2,243)	(4,422)	(5,889)
Net income (loss)	16,071	9,016	12,449	47,577	(2,015)
Non-controlling interest	(125)	(73)	(137)	(437)	(50)
Net income (loss) attributable to stockholders	$15,946	$8,943	$12,312	$47,140	$(2,065)

Basic and Diluted Earnings Per Share:
Basic and diluted net income (loss) per share attributable to stockholders	$0.09	$0.05	$0.07	$0.27	$(0.01)
Basic and diluted weighted average shares outstanding	173,343,587	169,390,187	168,936,633	170,161,344	174,309,894

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016

Net income attributable to stockholders (in accordance with GAAP)	$6,488	$15,763	$8,943	$15,946	$47,140
Depreciation and amortization	23,756	23,812	23,482	23,405	94,455
Gains on dispositions of real estate investments (1)	-	-	(1,320)	(10,521)	(11,841)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(252)	(252)	(182)	17	(669)
FFO (as defined by NAREIT) attributable to stockholders	29,992	39,323	30,923	28,847	129,085

Acquisition and transaction fees (2)	(129)	27	2,479	7,415	9,792
Proportionate share of adjustments for non-controlling interest to arrive at Core FFO	1	-	(20)	(60)	(79)
Core FFO attributable to stockholders	29,864	39,350	33,382	36,202	138,798

Non-cash equity based compensation	1,044	70	1,293	1,341	3,748
Non-cash portion of interest expense	2,418	2,400	951	929	6,698
Straight-line rent	(2,801)	(2,722)	(2,536)	(2,554)	(10,613)
Amortization of above- and below-market leases and ground lease assets and liabilities, net	16	(27)	(58)	28	(41)
Eliminate unrealized losses (gains) on foreign currency transactions (3)	1,809	(2,347)	1,606	(2,140)	(1,072)
Unrealized losses (gains) on undesignated foreign currency advances and other hedge ineffectiveness	98	(4,252)	(1,459)	(4,496)	(10,109)
Amortization of mortgage (discount) premium, net and mezzanine discount	(121)	(119)	(121)	(76)	(437)
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	(26)	74	3	38	89
AFFO attributable to stockholders	$32,301	$32,427	$33,061	$29,272	$127,061

(1) For the three months ended and year ended December 31, 2016, the gains on dispositions of real estate investments is net of $1.5 million of tax recognized (presented within income tax expense) on the sale of Hotel Winston, The Netherlands property.

(2) Reflects merger related costs in 2016.

(3) For the three months ended March 31, 2016, losses on foreign currency transactions were $0.3 million which were comprised of unrealized losses of $1.8 million offset by realized gains of $1.5 million. For the three months ended June 30, 2016, gains on foreign currency transactions were $3.8 million which were comprised of unrealized gains of $2.3 million and realized gains of $1.5 million. For the three months ended September 30, 2016, gains on foreign currency transactions were $0.4 million which were comprised of unrealized losses of $1.6 million offset by realized gains of $2.0 million.   For the three months ended December 31, 2016, gains on foreign currency transactions were $3.5 million which were comprised of unrealized gains of $2.2 million and realized gains of $1.3 million.   For the year ended December 31, 2016, gains on foreign currency transactions were $7.4 million which were comprised of unrealized gains of $1.1 million and realized gains of $6.3 million. For AFFO purposes, we add back unrealized (gains) losses.

Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)

(in thousands)

	Three Months Ended				Year Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
Adjusted EBITDA
Net income	$6,558	$15,932	$9,016	$16,071	$47,577
Depreciation and amortization	23,756	23,812	23,482	23,405	94,455
Interest expense	10,569	10,634	8,914	9,004	39,121
Income tax expense	550	430	448	2,994	4,422
Acquisition and transaction related	(129)	27	2,479	7,415	9,792
Gains on disposition of real estate investments	-	-	(1,320)	(12,021)	(13,341)
Losses (gains) on derivative instruments	349	(3,830)	(375)	(3,512)	(7,368)
Unrealized losses (gains) on undesignated foreign currency advances and other hedge ineffectiveness	98	(4,252)	(1,459)	(4,496)	(10,109)
Equity based compensation	1,044	70	1,293	1,341	3,748
Other (income) expense	(9)	(8)	(4)	1	(20)
Adjusted EBITDA	$42,786	$42,815	$42,474	$40,202	$168,277

Net Operating Income (NOI)
Operating fees to related parties	4,817	4,959	4,862	5,113	19,751
General and administrative	1,704	1,880	1,714	1,810	7,108
NOI	$49,307	$49,654	$49,050	$47,125	$195,136

Non-GAAP Financial Measures

These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations as determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Funds from Operations ("FFO"), Core Funds from Operations (“Core FFO”) and Adjusted Funds from Operations (“AFFO”) are calculated using inputs which are computed in accordance with GAAP.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's definition. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO, Core FFO and AFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO, Core FFO and AFFO measures and the adjustments to GAAP in calculating FFO, Core FFO and AFFO. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate Core FFO and/or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP.

Core FFO is FFO, excluding acquisition and transaction related costs as well as certain other costs that are considered to be non-core, such as charges relating to the Listing Note and listing related fees. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition and transaction related costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative investments, gains and losses on foreign currency transactions, and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gains or losses on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect the current operating performance of the company. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing performance of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. However, AFFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

In calculating AFFO, we exclude certain expenses, which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the company. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non-cash items and including our pro-rata share from unconsolidated joint ventures ("Adjusted EBITDA") is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. Net operating income ("NOI") is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition and transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.

Cash net operating income, or Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our net-leased properties. We define Cash NOI as net operating income (which is separately defined herein) excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our leased properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.